Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS THIRD QUARTER 2015

FINANCIAL RESULTS

BERKELEY, CA – November 5, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2015.

The Company had $220.7 million in cash, cash equivalents and marketable securities as of September 30, 2015, compared to $93.4 million at June 30, 2015. The balance at September 30, 2015 includes approximately $164 million of net proceeds from sales of common stock in the third quarter and reflects payment of all principal and accrued interest, prepayment charges and other fees totaling approximately $11 million under a loan agreement.

Operating expenses of $29.6 million for the quarter ended September 30, 2015 increased by $4.8 million compared to the quarter ended June 30, 2015 primarily due to production, clinical trial and commercial preparation costs.

We recently initiated a clinical trial to evaluate the combination of our cancer immunotherapeutic product candidate SD-101 and Merck's KEYTRUDA® (pembrolizumab) in patients with metastatic melanoma. All study visits for HBV-23, the Phase 3 clinical study of HEPLISAV-B™, were completed in October 2015. Top line results of this study are expected to be released in early 2016.

The net loss allocable to common stockholders for the quarter ended September 30, 2015 was $30.1 million, or $0.82 per basic and diluted share. The net loss allocable to common stockholders for the quarter ended June 30, 2015 was $23.6 million, or $0.80 per basic and diluted share.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information visit www.dynavax.com.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding expected timing of results from HBV-23. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether HBV-23 can be completed as expected, whether the endpoints of the study will be achieved and the final results otherwise be satisfactory, whether successful development and approval of HEPLISAV-B and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether clinical studies for our products can be enrolled, supplied and completed in a timely manner and will be sufficient for further development or for marketing approval; the potential size and value of approved indications addressable with HEPLISAV-B and the commercial potential for HEPLISAV-B; initiation and completion of pre-clinical studies and clinical trials of our other product candidates; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; achieving the objectives of and maintaining our collaborative and licensing agreements; our ability to execute on our commercial strategies; whether our financial resources will be adequate without the need to obtain additional financing and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this presentation. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Collaboration revenue	$829	$1,795	$2,230	$6,199
Grant revenue	359	414	608	2,546
Service and license revenue	-	-	527	10
Total revenues	1,188	2,209	3,365	8,755

Operating expenses:
Research and development	24,105	28,072	66,011	64,942
General and administrative	5,524	4,083	15,481	12,325
Unoccupied facility expense	-	131	-	386
Total operating expenses	29,629	32,286	81,492	77,653

Loss from operations	(28,441)	(30,077)	(78,127)	(68,898)

Interest income	33	42	78	162
Interest expense	(62)	-	(572)	-
Other income, net	17	216	360	300
Loss on extinguishment of debt	(1,671)	-	(1,671)	-

Net loss	$(30,124)	$(29,819)	$(79,932)	$(68,436)

Basic and diluted net loss per share	$(0.82)	$(1.13)	$(2.43)	$(2.60)

Shares used to compute basic and diluted net loss per share	36,532	26,291	32,880	26,288

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$220,697	$122,652
Property and equipment, net	11,606	7,924
Goodwill	2,106	2,277
Other assets	4,498	5,437
Total assets	$238,907	$138,290

Liabilities and stockholders’ equity
Deferred revenues	$10,546	$12,765
Other liabilities	17,173	15,484
Long-term debt	-	9,559
Total liabilities	27,719	37,808
Stockholders’ equity	211,188	100,482
Total liabilities and stockholders’ equity	$238,907	$138,290

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